Exhibit 23.02

Independent Auditors’ Consent

The Shareholders of

FBR Asset Investment Corporation:

We consent to the use of our report dated January 29, 2003, with respect to the consolidated statements of financial condition of FBR Asset Investment Corporation as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated by reference herein and to the reference to our firm under the heading “Other Matters—Experts” in the registration statement on Form S-3 of Friedman, Billings, Ramsey Group, Inc.

/s/ KPMG LLP

McLean, VA

March 16, 2004